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                                                                    EXHIBIT 10.7

                                    RESTATED
                         ALLEGHENY TELEDYNE INCORPORATED
                            SUPPLEMENTAL PENSION PLAN

         1. ESTABLISHMENT. The Board of Directors of Allegheny Teledyne Incorporated ("Corporation") hereby adopts the Supplemental Pension Plan previously maintained by Allegheny Ludlum Corporation as the Supplemental Pension Plan ("Plan") pursuant to which officers and key salaried employees of the Corporation and its subsidiaries who are mainly responsible for its continued growth and development and future financial success may be awarded supplemental pension income subsequent to retirement in addition to their regular pensions from the Corporation and its subsidiaries and continuing income to them in the event of their disability and to their survivors in the event of their death, all as hereinafter provided.

         2. OBJECTIVE. The objective of this Plan is to provide for an officer or key employee who may be designated to participate in the Plan the payment in the event of his retirement, disability or death of 50% of his monthly base salary in effect on the date of his retirement, disability or death, as the case may be. These payments shall be made as supplemental pension income for a period of 118 months following the end of the two-month period immediately succeeding the later of (i) the retirement of the participant and (ii) the participant attaining age 62. If a designated participant suffers a total disability while employed by the Corporation or a subsidiary, he may, by notice to the Corporation during the initial 6 months' waiting period before his disability payments begin under the Corporation's or employing subsidiary's disability plan, elect to receive supplementary pension income payments monthly in the amount described in the first sentence of this paragraph while he is receiving his total disability payments for up to 120 months. Any payments made to a participant under the previous sentence while disabled shall reduce dollar for dollar the payments that may otherwise be payable under the Plan for him following retirement or to another as hereafter provided following his death. If a designated participant dies following retirement and prior to the completion of his 118 month payment period the balance of the payments will be made or continued to his surviving spouse and/or his estate or designated beneficiary for the remainder of such period, or, if he dies after becoming totally disabled and during the period of such disability but before expiration of the 120 month payment period, the balance of the payments will be made or continued to his surviving spouse and/or his estate or designated beneficiary for the remainder of such 120 month period. If a designated participant dies before his retirement and while an active employee of the Corporation, or a subsidiary, monthly payments in an amount aforesaid will be paid to his surviving spouse and/or his estate or designated beneficiary for a period of 10 years following his death. A participant (or in the event of his death, his spouse, estate or beneficiary) shall be entitled to receive supplemental or continuing pension income under the Plan only if he (i) retires on or after his Normal Retirement Age within the meaning of the Corporation's Pension Plan for Salaried Employees or on or after age 58 with approval of

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the Corporation's Board of Directors under conditions whereby he is entitled to receive an immediate pension under the Corporation's Pension Plan for Salaried Employees or if he would be entitled to receive such a pension but for the fact that he has not had the necessary years of continuous service with the Corporation, (ii) becomes totally disabled within the meaning of the Corporation's long-term disability insurance plan (and the term "total disability" as used herein refers to such a disability) or (iii) dies while actively employed by the Corporation or a subsidiary or after becoming totally disabled as described in clause (ii) immediately above and while still receiving disability payments for such disability or during the initial waiting period before the disability payments commence. If a participant retires prior to his 62nd birthday, but after attaining age 58, or he recovers from total disability status before completion of his 120 month payment period, such supplemental or continuing pension income may be paid commencing at his age 62 or may continue to be paid after the termination of disability status, but only at the option and in the sole discretion of the Corporation's Board of Directors (but without intending in a disability situation to affect the rights of a participant or others as otherwise provided herein or his retirement or death to receive payments under the Plan).

         3. TERMINATION OF PARTICIPATION. Except as provided in the last sentence of section 2 hereof if a designated participant is discharged, voluntarily quits, retires on a deferred vested retirement pension, or if his employment is terminated for any reason other than total disability, normal retirement or early retirement on or after his 58th birthday or death, his participation in the Plan will immediately terminate.

         4. ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Corporation. The Board of Directors shall, in its sole discretion, select from the officers and key employees of the Corporation and its subsidiaries (including officers and employees who are directors of the Corporation) those persons who shall be designated to participate in the Plan. No officer or employee shall have any right to be designated as a participant except as the Board of Directors in its sole discretion shall determine. The Board of Directors may, in its sole discretion, increase benefits payable pursuant to the Plan to any designated participants after they become members of the Plan. The Board of Directors shall determine the manner in which payments are to be reduced following retirement or death of a participant as a result of prior payments made during the participant's total disability, although generally the reduction would be applied ratably over the entire payment period so as to provide an even payment stream to the payment recipient. Each officer and key employee designated as a participant in this Plan shall enter into a written agreement with the Corporation, or employing subsidiary, containing appropriate terms and conditions consistent with the provisions of this Plan, including a provision that the participant will not compete with the Corporation or its subsidiaries for a ten year period following his retirement, or onset of total disability, without the written consent of the Corporation.

         5. INSURANCE. In order to insure that funds will be available to make or repay the Corporation for the supplemental pension payments, the Corporation and its subsidiaries may purchase insurance on the lives of the designated participants. Any such insurance

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policies will be owned by, and will name as beneficiary, the Corporation or the employing subsidiary, as the case may be.

         6. AMENDMENT; TERMINATION. This Plan shall continue in effect until amended or terminated by the Corporation's Board of Directors. Any such amendment or termination shall not adversely affect any agreement theretofore entered into with a designated participant.